As filed with the Securities and Exchange Commission on July 26, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCBT FINANCIAL CORPORATION

(Exact name of registrant as specified in its
charter)

South Carolina	57-0799315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Gervais Street
Columbia, South Carolina 29201
(Address of principal executive offices) (Zip Code)

SCBT Financial Corporation Omnibus Stock and Performance Plan

(Full title of the Plan)

Robert R. Hill, Jr.
President and Chief Executive Officer
SCBT Financial Corporation
520 Gervais Street
Columbia, South Carolina 29201

(Name and address of agent for service)

(800) 277-2175

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock, par value $2.50	1,684,000 (3)	$34.81	$58,620,040	$6,718

(1)          Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the average of the high and low prices for SCBT common stock on the NASDAQ Global Market on July 23, 2012.

(2)          Amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering price by 0.0001146.

(3)          Pursuant to Rule 416(a) under the Securities Act, the number of shares registered hereunder includes such additional number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction that result in an increase in the number of outstanding shares of Common Stock.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement is to register an aggregate of 1,684,000 shares of SCBT Financial Corporation (“we,” “our,” “us,” “SCBT” or the “Company”) common stock, par value $2.50 per share (the “Common Stock”), that may be offered pursuant to the SCBT Financial Corporation Omnibus Stock and Performance Plan.

PART I

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Company are hereby incorporated in this Registration Statement by reference:

1.               The Company’s Annual Report on Form 10-K filed with the Commission for the year ended December 31, 2011;

2.                 The Company’s Quarterly Report on Form 10-Q filed with the Commission for the quarter ended March 31, 2012;

3.               The Company’s Current Reports on Form 8-K filed with the Commission on February 1, 2012; March 13, 2012; March 23, 2012; April 18, 2012; April 25, 2012; April 26, 2012; May 15, 2012; and June 11, 2012 (other than those portions of the documents deemed not to be filed); and

4.               The description of the shares of the Company’s Common Stock set forth in the Company’s Registration Statement on Form 8-A filed on March 8, 2004, as amended by Current Reports on Form 8-K filed on December 23, 2008; December 31, 2008; and January 16, 2009.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXPERTS

The consolidated financial statements of SCBT Financial Corporation and subsidiary as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting, incorporated in this Registration

Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance upon the reports of Dixon Hughes Goodman LLP, and upon the authority of said firm as experts in auditing and accounting.

ITEM 4.                                                  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 33-2-102 of the South Carolina Business Corporation Act of 1988, as amended (‘‘BCA’’), permits a South Carolina corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of its directors and officers to the corporation and its shareholders for monetary damages for breach of fiduciary duty as a director, except: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law; (3) as imposed for any unlawful distributions as set forth in Section 33-8-330 of the BCA; or (4) for any transaction from which the director derived an improper personal benefit. SCBT’s articles of incorporation contain such a provision, thereby limiting the liability of its directors and officers to the maximum extent permitted by South Carolina law.

Section 33-8-510 of the BCA permits a South Carolina corporation to indemnify a director or officer who is made a party to any proceeding by reason of service in that capacity against liability incurred in the proceeding if he or she: (1) conducted himself in good faith, (2) reasonably believed that his conduct was in the corporation’s best interest or, if he was not acting in his official capacity, that such conduct was not opposed to the corporation’s best interest and (3) in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The BCA provides that where a director or officer is a defendant in a proceeding by or in the right of the corporation, the director or officer may not be indemnified if he or she is found liable to the corporation. The BCA also provides that a director or officer may not be indemnified in respect of any proceeding alleging improper personal benefit in which he or she was found liable on the grounds that personal benefit was improperly received. A director or officer found liable in a proceeding by or in the right of the corporation or in a proceeding alleging improper personal benefit may petition a court to nevertheless order indemnification of expenses if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

Section 33-8-520 of the BCA provides that unless limited by the articles of incorporation of a South Carolina corporation, a director or officer who is wholly successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. Section 33-8-520 also provides that a South Carolina corporation may advance reasonable expenses to a director or an officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met, so long as a determination is made by the corporation that indemnification is proper under this Section.

SCBT’s bylaws provide for the indemnification of any current and former directors to the fullest extent authorized by law. SCBT’s bylaws further provide that SCBT may, to the extent authorized from time to time by SCBT’s board of directors, grant rights of indemnification and to the advancement of expenses to any officer, employee or agent of the SCBT consistent with the other provisions of SCBT’s bylaws concerning the indemnification of SCBT directors. SCBT’s bylaws provide that SCBT may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of SCBT or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not SCBT would have the power to indemnify such person against such expense, liability or loss under applicable law.

The foregoing is only a general summary of certain aspects of South Carolina law and SCBT’s articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the BCA referenced above and the articles of incorporation and bylaws of SCBT.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.     EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

ITEM 9.     UNDERTAKINGS.

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, South Carolina, on July 26, 2012.

SCBT FINANCIAL CORPORATION
(Registrant)

By:	/s/ Robert R. Hill, Jr.
Name: Robert R. Hill, Jr.
Title: President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints John C. Pollok and Renee R. Brooks and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement has been signed below by the following persons in the capacities set forth below and on July 26, 2012:

Signature	Title

/s/ Robert R. Hill, Jr.	President and Chief Executive Officer and Director
Robert R. Hill, Jr.	(Principal Executive Officer)

/s/ John C. Pollok	Senior Executive Vice President, Chief Operating Officer and
John C. Pollok	Chief Financial Officer (Principal Financial Officer)

/s/ Keith S. Rainwater	Senior Vice President and Director of External Reporting
Keith S. Rainwater	(Principal Accounting Officer)

/s/ Robert R. Horger	Chairman of the Board of Directors
Robert R. Horger

/s/ Jimmy E. Addison	Director
Jimmy E. Addison

/s/ Luther J. Battiste, III	Director
Luther J. Battiste, III

/s/ M. Oswald Fogle	Director
M. Oswald Fogle

/s/ Herbert G. Gray	Director
Herbert G. Gray

/s/ Cynthia A. Hartley	Director
Cynthia A. Hartley

/s/ Harry M. Mims, Jr.	Director
Harry M. Mims, Jr.

/s/ Ralph W. Norman, Jr.	Director
Ralph W. Norman, Jr.

/s/ Alton C. Phillips	Director
Alton C. Phillips

/s/ James W. Roquemore	Director
James W. Roquemore

/s/ Thomas E. Suggs	Director
Thomas E. Suggs

/s/ Kevin P. Walker	Director
Kevin P. Walker

/s/ John W. Williamson, III	Director
John W. Williamson, III

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Articles of Incorporation of SCBT Financial Corporation (filed as Exhibit 3.1 to SCBT’s Current Report on Form 8-K, filed on December 31, 2008, and incorporated herein by reference)

4.2

Articles of Amendment to Articles of Incorporation of SCBT Financial Corporation (filed as Exhibit 3.1 to SCBT’s Current Report on Form 8-K, filed on January 16, 2009, and incorporated herein by reference)

4.3	Amended and Restated Bylaws of SCBT Financial Corporation (filed as Exhibit 3.1 to SCBT’s Current Report on Form 8-K, filed on December 23, 2008, and incorporated herein by reference)

4.4	Amendment to Bylaws of SCBT Financial Corporation (filed as Item 5.03 of SCBT’s Current Report on Form 8-K, filed on February 2, 2011, and incorporated herein by reference)

4.5	SCBT Financial Corporation Omnibus Stock and Performance Plan (filed as Appendix A to SCBT’s Definitive 14A, filed on March 20, 2012, and incorporated herein by reference)

5.1	Opinion of Wachtell, Lipton, Rosen & Katz

23.1	Consent of Dixon Hughes Goodman LLP

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1)